FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Fourth Amendment”) is entered into as of October 15, 2007, by and between ST. RITA’S MEDICAL CENTER, an Ohio nonprofit corporation (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company, (“Buyer”), with reference to the following Recitals:

R E C I T A L S

A. Seller and Buyer entered into that certain Purchase and Sale Agreement dated August 14, 2007, as amended by (i) that certain First Amendment to Purchase and Sale Agreement dated September 10, 2007, (ii) that certain Second Amendment to Purchase and Sale Agreement dated September 28, 2007 and (iii) that certain Third Amendment to Purchase and Sale Agreement dated October 10, 2007 (collectively, the “Purchase Agreement”) wherein Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, those certain “Properties” (as defined in the Purchase Agreement), pursuant to the terms and conditions set forth in the Purchase Agreement.

B. Seller and Buyer wish to enter into this Fourth Amendment to extend the closing date contemplated by the Purchase Agreement.

C. Seller and Buyer desire to amend the Purchase Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference) and for other good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1. Definitions. Unless the context clearly indicates otherwise, (a) all initially capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement, and (b) all references to “the Agreement” or “this Agreement” in the Purchase Agreement or this Fourth Amendment shall mean and refer to the Purchase Agreement as amended by this Fourth Amendment.

2. Closing Date. Notwithstanding anything to the contrary contained in the Purchase Agreement, the parties acknowledge and agree that the Closing is hereby extended and the Closing Date is deemed to mean and refer to Monday, November 5, 2007.

3. Effect of this Fourth Amendment. Except as amended and/or modified by this Fourth Amendment, the Purchase Agreement is hereby ratified and confirmed and all other terms of the Purchase Agreement are and shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Purchase Agreement, the provisions of this Fourth Amendment shall control. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Purchase Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

4. Further Assurances. Each party will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Fourth Amendment.

5. Counterparts. This Fourth Amendment may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by their duly authorized representatives as of the date first referenced above.

SELLER:	ST. RITA’S MEDICAL CENTER, an Ohio nonprofit corporation
By: /s/ Brian D. Smith Name: Brian D. Smith Title: COO
BUYER:	TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company
By: /s/ Jack Maurer Name: Jack Maurer Title: Executive Vice President